Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Quarter and Six Months Ended September 29, 2018

MARION, N.Y. November 9, 2018 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the second quarter and six months ended September 29, 2018.

Highlights (vs. year-ago, second quarter results)

●	The Company has applied discontinued operations treatment as related to its Modesto operations during the second quarter of fiscal 2019.
●	Included in the second fiscal year 2019 quarter net earnings from discontinued operations is a $24.2 million non-cash gain as a result of the Modesto LIFO layer liquidation.
●

Net continuing sales decreased $7.0 million or 2.1% as compared to the prior year quarter. A decrease in sales volume of $10.0 million was partially offset by higher selling prices/mix of $3.0 million. The sales volume decrease is primarily from a reduction in B&G Foods Inc. sales and is partially offset by an increase in other canned vegetable sales.

●

Gross margin percentage from continuing operations income decreased from 6.6% to 3.4% as compared to the prior year quarter. Lower sales volume, cost increases, and an increase in the LIFO charge all contributed to the lower gross margin percentage.

●	During the second quarter of fiscal 2019 the Company has met the criteria to classify certain operating units as assets held for sale.

“As we anticipated, we have sold the Modesto facility subsequent to the quarter end and are in the process of completing the orderly liquidation of the Modesto operations. We are expecting a third quarter pre-tax gain on the sale of the Modesto facility of approximately $53.9 million.

Continuing operations results are lagging behind the prior year primarily due to higher steel and transportation costs,” stated Kraig Kayser, President and Chief Executive Officer.

Highlights (vs. year-ago, year-to-date results)

●

Net continuing sales decreased $4.1 million or 0.7% during the first six months of fiscal 2019. A decrease in sales volume of $18.8 million was partially offset by higher selling prices/mix of $14.7 million. The sales volume decrease is primarily from a reduction in B&G Foods Inc. sales and is partially offset by an increase in other canned vegetable sales.

●

Gross margin percentage from continuing operations income decreased from 6.2% to 4.9% as compared to the prior year first six months. Lower sales volume and cost increases contributed to the lower gross margin percentage.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under a contract packing agreement with B&G Foods North America, under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Earnings Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating earnings excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Earnings excluding LIFO and plant restructuring.

	Quarter Ended		Six Months Ended
	In millions		In millions
	9/29/2018	9/30/2017	9/29/2018	9/30/2017
	FY 2019	FY 2018	FY 2019	FY 2018

Operating (loss) income from Continuing Operations, as reported:	$(4.8)	$3.7	$(4.9)	$3.0

LIFO (credit) charge	14.7	10.8	14.2	18.5

Plant restructuring charge	0.8	-	0.9	0.1

Operating income, excluding LIFO and plant restructuring impact	$10.7	$14.5	$10.2	$21.6

Set forth below is a reconciliation of reported net (loss) earnings to EBITDA and FIFO EBITDA ((loss) earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Six Months Ended
EBITDA and FIFO EBITDA:	September 29, 2018	September 30, 2017
	(In thousands)

Net (loss) earnings from continuing operations	$(7,794)	$810
Income tax (benefit) expense	(2,743)	(465)
Interest expense, net of interest income	7,723	5,578
Depreciation and amortization	14,791	14,257
Interest amortization	(142)	(143)
EBITDA	11,835	20,037
LIFO (credit) charge	14,157	18,495
FIFO EBITDA	$25,992	$38,532

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended September 29, 2018 and September 30, 2017
(In thousands of dollars, except share data)

	Second Quarter		Year-to-Date
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018

Net sales	$320,660	$327,664	$564,753	$568,839

Plant restructuring expense (income) (note 2)	$845	$(25)	$883	$56

Other operating income, net (note 3)	$3,359	$20	$4,274	$2,632

Operating (loss) income (note 1)	$(4,833)	$3,699	$(4,856)	$2,966
Earnings from equity investment	-	-	-	(21)
Other income	(1,022)	(1,469)	(2,042)	(2,936)
Interest expense, net	3,898	2,900	7,723	5,578
(Loss) earnings from continuing operations before income taxes	$(7,709)	$2,268	$(10,537)	$345

Income tax (benefit) expense	(2,075)	825	(2,743)	(465)

(Loss) earnings from continuting operations	(5,634)	1,443	(7,794)	810
Earnings (loss) from discontinued operations (net of tax)	14,750	(2,543)	8,155	(2,752)
Net earnings (loss)	$9,116	$(1,100)	$361	$(1,942)

Basic (loss) earnings per share:
Continuing operations	$(0.58)	$0.15	$(0.80)	$0.08
Discontinued operations	1.51	(0.26)	0.83	(0.28)
Net basic earnings (loss) per common share	$0.93	$(0.11)	$0.03	$(0.20)

Diluted (loss) earnings per share:
Continuing operations	$(0.58)	$0.15	$(0.80)	$0.08
Discontinued operations	1.50	(0.26)	0.83	(0.28)
Net diluted earnings (loss) per common share	$0.92	$(0.11)	$0.03	$(0.20)

Note 1:	The effect of the LIFO inventory valuation method on second quarter pre-tax results decreased continuing operating earnings by
$14,661,000 for the three month period ended September 29, 2018 and decreased operating earnings by $10,759,000 for the three month period ended September 30, 2017.
The effect of the LIFO inventory valuation method on six months pre-tax results decreased continuing operating earnings by
$14,157,000 for the six month period ended September 29, 2018 and decreased operating earnings by $18,495,000 for the six month period ended September 30, 2017.
Note 2:	The six month period ended September 29, 2018 included a restructuring charge primarily for severance of $883,000 related to plants in the East and Northwest. The six month period ended September 30, 2017 included a restructuring charge primarily for severance and moving costs of $56,000.
Note 3:	Other operating income for the six months ended September 29, 2018 of $4,274,000 includes a gain on the sale of unused fixed assets of $4,060,000. Other operating income for the for the period ended September 30, 2017 of $2,632,000 includes the bargain purchase gain on the Truitt acquisition of $1,096,000, a gain on the sale of a Midwest plant of $1,081,000 and net gain on the sale of other unused fixed assets of $455,000.
Note 4:	The Company uses the "two-class" method for basic earnings (loss) per share by dividing the earnings (loss) attributable to common shareholders by the weighted average of common shares outstanding during the period.

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